Exhibit 99.1

Rosetta Resources Inc. Announces 2015 Capital Budget and Guidance

Company plans to spend $700 million to $800 million for development of capital efficient projects in its two core operating areas

HOUSTON, December 16, 2014 (GlobeNewswire) -- Rosetta Resources Inc. (NASDAQ: ROSE) (“Rosetta” or the “Company”) today announced its Board of Directors has approved a 2015 capital budget with the flexibility to spend up to $900 million. Considering the current commodity price environment, the Company anticipates total capital spending to be between $700 million and $800 million. Approximately 54 percent will be allocated to development activities in the higher rate of return project areas of the Eagle Ford shale in South Texas and approximately 40 percent on further delineation activities in the Delaware Basin in West Texas. Drilling and completion costs should account for approximately 80 percent of total spending with the remaining 20 percent allocated to central facilities, leasehold and other corporate costs. The 2015 capital expenditure program will be funded from a combination of internally generated cash flow, cash on hand, and borrowings under the Company’s credit facility.

“This 2015 capital plan allows us the flexibility to adjust our capital spending during an uncertain and challenging commodity price environment,” said Jim Craddock, Chairman, Chief Executive Officer and President. “We will continue to monitor market conditions during 2015 and maintain capital discipline to ensure the integrity of our balance sheet.”

Rosetta’s 2015 capital program is based on a one to two-rig Eagle Ford program and plans to operate two to three horizontal rigs in the Delaware Basin. The Company expects to complete approximately 70 to 100 gross operated wells.

2015 Guidance and Hedging Update

Rosetta expects full year 2015 production to range from 76 – 82 thousand barrels of oil equivalent per day (“MBoe/d”). The average oil ratio is expected to be approximately 27 percent. As part of Rosetta’s ongoing risk management, the Company recently placed additional hedges for its 2015 forecasted crude oil production. The Company added roughly 7,000 barrels of oil per day in the form of costless collars with an average Louisiana Light Sweet (“LLS”) floor price of $55 per barrel and an average ceiling of approximately $85 per barrel.

Rosetta expects direct lease operating expense (“LOE”) unit costs to average from $2.95 – $3.20 per Boe in 2015. Total LOE, including direct LOE, workover expenses and insurance are anticipated to approximately range from $4.50 – $4.85 per Boe in 2015. A summary of the Company’s cost per unit expense guidance for full year 2015 is outlined in the attached “Summary of Guidance” table.

Rosetta Resources Inc. is an independent exploration and production company engaged in the acquisition and development of onshore unconventional resource plays in the United States of America. The Company owns positions in the Eagle Ford area in South Texas and in the Permian Basin in West Texas. Rosetta is based in Houston, Texas.

[ROSE-F]

Forward-Looking Statements
This press release includes forward-looking statements, which give the Company's current expectations or forecasts of future events based on currently available information. Forward-looking statements are statements that are not historical facts, such as expectations regarding drilling plans, including the acceleration thereof, production rates and guidance, proven reserves, resource potential, incremental transportation capacity, exit rate guidance, net present value, development plans, progress on infrastructure projects, exposures to weak oil, natural gas, and NGL prices, changes in the Company's liquidity, changes in acreage positions, expected expenses, expected capital expenditures, and projected debt balances. The assumptions of management and the future performance of the Company are subject to a wide range of business risks and uncertainties and there is no assurance that these statements and forecasts will be met. Factors that could affect the Company's business include, but are not limited to: the risks associated with drilling and completion of oil and natural gas wells; the Company's ability to find, acquire, market, develop, and produce new reserves; the risk of drilling dry holes; oil, liquids and natural gas price volatility; derivative transactions (including the costs associated therewith and the abilities of counterparties to perform thereunder); uncertainties in the estimation of proved, probable, and possible reserves and in the projection of future rates of production and reserve growth; inaccuracies in the Company's assumptions regarding items of income and expense and the level of capital expenditures; uncertainties in the timing of exploitation expenditures; operating hazards attendant to the oil and natural gas business; cyber-attacks; drilling and completion losses that are generally not recoverable from third parties or insurance; potential mechanical failure or underperformance of significant wells; midstream and pipeline construction difficulties and operational upsets; climatic conditions; availability and cost of material, equipment and services; the risks associated with operating in a limited number of geographic areas, including the Permian; actions or inactions of third-party operators of the Company's properties; the Company's ability to retain and hire skilled personnel; diversion of management's attention from existing operations while pursuing acquisitions or dispositions; availability and cost of capital; the strength and financial resources of the Company's competitors; regulatory developments; environmental risks; uncertainties in the capital markets; general economic and business conditions; industry trends; and other factors detailed in the Company's most recent Form 10-K and other filings with the Securities and Exchange Commission. If one or more of these risks or uncertainties materialize (or the consequences of such a development changes), or should underlying assumptions prove incorrect, actual outcomes may vary materially from those forecasted. The Company undertakes no obligation to publicly update or revise any forward-looking statements except as required by law.

Investor Contact:
Antoinette D. (Toni) Green
Vice President, Investor Relations & Planning
Rosetta Resources Inc.
info@rosettaresources.com

Blake F. Holcomb
Investor Relations Manager
Rosetta Resources Inc.
info@rosettaresources.com

Rosetta Resources Inc.
Summary of Guidance

	2015 Full Year

MBoe/d
2015 Average Daily Production	76	-	82

$/Boe
Direct Lease Operating Expense	$2.95	-	$3.20
Workover Expenses	1.50	-	1.60
Insurance	0.04	-	0.04
Treating and Transportation	3.80	-	4.10
Taxes, other than income	1.85	-	2.00
DD&A	18.70	-	20.10
G&A, excluding Stock-Based Compensation	3.10	-	3.30
Interest Expense	3.20	-	3.45